                                                                     EXHIBIT 12
                             COMPAQ COMPUTER CORPORATION
                          RATIO OF EARNINGS TO FIXED CHARGES


Year ended December 31,
In millions,
except ratio amounts          1989       1990       1991       1992       1993
- -------------------------------------------------------------------------------
Fixed charges:
 Interest expense           $   40     $   46     $   38     $   44     $   63
 Interest capitalized            6          9          6          4
 Interest associated with
  rental agreements              9         12         13         12         11
                            ---------------------------------------------------
                            $   55     $   67     $   57     $   60     $   74
                            ===================================================

Earnings:
 Income from consolidated
  companies before provision
  for income taxes          $  484     $  641     $  154     $  295     $  616

 Fixed charges                  55         67         57         60         74
 Less: Interest capitalized     (6)        (9)        (6)        (4)
                            ---------------------------------------------------
                            $  533     $  699     $  205     $  351     $  690
                            ===================================================
Ratio of earnings to
 fixed charges                 9.7       10.4        3.6        5.9        9.3
                            ===================================================

     Earnings used in computing the ratio of earnings to fixed charges consist of income from consolidated companies before provision for income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense and capitalized interest and that portion of rental and lease expense that is representative of interest.